Exhibit 10.8
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT AND
GENERAL RELEASE
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”), is entered into this 15th day of August, 2007, by and between Corrections Corporation of America, a Maryland corporation having a principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and Kenneth A. Bouldin, a resident of Nashville, Tennessee (the “Executive”). All capitalized terms used herein but otherwise not defined shall have the meaning as set forth in the Employment Agreement, as herein defined.
     WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated March 13, 2007 (the “Employment Agreement”), pursuant to which the Executive currently serves as Executive Vice President and Chief Development Officer of the Company;
     WHEREAS, the Executive has decided to voluntarily resign his position as Executive Vice President and Chief Development Officer of the Company, effective August 31, 2007;
     WHEREAS, the Company desires to retain the Executive as an employee of the Company for a period of time and on the terms and conditions set forth herein;
     WHEREAS, the Executive acknowledges that by entering into this Agreement he will receive certain benefits to which he would not otherwise be entitled as a result of his voluntary resignation; and
     WHEREAS, the Company and the Executive desire to resolve fully and finally all issues that may arise out of the cessation of the Executive’s service as Executive Vice President and Chief Development Officer of the Company and the termination of his employment as of the end of the Term (as hereinafter defined).
     NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and the Executive hereby agree as follows.
     1. Amendments.
     (a) Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “1. Employment. During the Term of this Agreement, the Executive shall be employed by the Company upon the terms and conditions set forth herein. During the Term, the Executive will serve as an advisor to and will assist the Company with such matters as the Company may request, including, without limitation, assistance to the Senior Vice Presidents of the Company with respect to business development matters and continuing projects for which the Executive has previously taken a leadership role as well as certain other projects as the Executive may be assigned from time to time by the Chief Executive Officer. The Executive acknowledges that during the Term he will not have the authority to bind the Company to agreements without the express written consent of the Company, and that during such time, he will report to and take instruction from the Company’s Chief Executive Officer.”
     (b) Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “2. Term. Subject to the provisions of termination as hereinafter provided, the term of the Executive’s employment under this Agreement shall begin on September 1, 2007 and shall terminate on August 31, 2008 (the “Term”).”
     (c) Section 3 of the Employment Agreement is hereby deleted in its entirety.
     (d) Section 4.1 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “4.1 Base Salary. During the Term of this Agreement, the Company shall pay to the Executive a salary of $321,368 (“Base Salary”), with said amount to be paid in equal installments during the Term of this Agreement in accordance with the Company’s normal and usual payroll schedule and practices (subject to Section 5.8 of this Agreement).”
     (e) Section 4.2 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “4.2 Bonus. Pursuant to the Company’s 2007 Cash Incentive Plan (the “2007 Plan”), the Executive will be entitled to receive an amount equal to 0.67 multiplied by the amount, if any, that the Executive would otherwise have been entitled to receive under the terms of the 2007 Plan had the Executive continued to serve as Executive Vice President and Chief Development Officer of the Company for the remainder of the Company’s 2007 fiscal year. Notwithstanding the foregoing, Executive will not be entitled to participate in any similar incentive plan adopted for the 2008 fiscal year.”
     (f) Sections 5.4, 5.5 and 5.6 of the Employment Agreement are hereby deleted in their entirety.
     (g) Section 5.7 of the Employment Agreement is hereby amended to remove the reference to Section 5.5 of the Employment Agreement.
     (h) Section 8 of the Employment Agreement is hereby deleted in its entirety.
     2. Effect of Amendments. Except as expressly modified by the terms of the above amendments, the provisions of the Employment Agreement shall continue in full force and effect.
     3. Outstanding Equity Awards.
     (a) Restricted Stock. Upon the execution of this Agreement, all 37,254 shares of unvested restricted stock that have previously been awarded by the Company to the Executive pursuant to the Company’s equity incentive plans shall be automatically forfeited to the Company without any separate monetary consideration.
     (b) Stock Options. As of the date of this Agreement, the Executive has 96,500 Company stock options vested and unexercised pursuant to the Company’s equity incentive plans and not subject to the terms of that certain Resale Restriction Agreement, dated as of December 19, 2005, between the Company and the Executive. Additional stock options will vest (or resale restrictions applicable to such options shall expire, as applicable) during the Term as set forth on Schedule A. All vested options must be exercised during their term in accordance with the applicable award agreements. The Executive acknowledges and agrees that any stock options granted to the Executive and not vested as of the end of the Term or exercised within the time frame set forth above shall be forfeited to the Company without monetary consideration. The Executive further acknowledges that, upon execution of this Agreement, all options that were awarded to the Executive in February 2007 shall be forfeited to the Company without any separate monetary consideration.
     4. General Release
     (a) In consideration for the payments and additional benefits to be paid by the Company, the Executive releases the Company and its affiliates (including all of its direct and indirect subsidiaries) and all of its officers, directors, employees and agents (“Releasees”) from all claims or causes of action of whatever nature that the Executive now may have and that he may either know about or hereafter may learn about, arising from or during the Executive’s employment or resulting from the termination of the Executive’s employment as Executive Vice President and Chief Development Officer of the Company as of the execution of this Agreement. This means that the Executive will not file any lawsuit for the purpose of obtaining any monetary award above and beyond the amounts provided for in this Agreement, reinstatement of his employment or for any equitable relief.
     (b) The Executive acknowledges that this General Release includes, but is not limited to, all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees including any breach of contract, tort, whistleblower or retaliation claims. This General Release also specifically encompasses any claims of negligence and all claims of employment discrimination based on race, color, religion, creed, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981, all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, all claims under the Employee Retirement Income Security Act (ERISA) and all claims of employment discrimination under the Americans With Disabilities Act (ADA), all claims under the Family and Medical Leave Act (FMLA), as well as claims under applicable state and local laws concerning the Executive’s employment and/or payment of compensation to the Executive. This General Release does not include, however, the release of any rights or claims the Executive may have which arise after the Executive signs this Agreement.
     (c) The Executive intends this Agreement to be binding upon himself, his estate, heirs and assignees. The Executive understands and agrees that if he breaches this Agreement or if he files any claim or lawsuit against the Company or the Releasees challenging the validity of this Agreement or seeking any equitable relief or compensation in addition to that paid to him, the Company or the Releasees may also bring a lawsuit or raise a claim against the Executive because of such action, and a court may award damages, restitution, recoupment or setoff and the Executive, or his estate, may be liable for such an award as well as all payments and benefits he received under this Agreement prior to such time, including attorneys’ fees and costs incurred by the Company or the Releasees.
     (d) The Executive acknowledges that he has carefully read and fully understands all the provisions of this Agreement, specifically including the General Release of claims included in the Agreement. In addition, the Executive acknowledges that he has been given a period of at least twenty-one (21) days to consider this Agreement and that he has been advised that he has the right to, and should, consult with an attorney of his choice during this period at his expense. Finally, the Executive acknowledges that, in considering whether to sign this Agreement, he has not relied upon any representation or statement by anyone, either written or oral, not set forth in this document and that he has not been threatened or coerced into signing this Agreement by any official of the Company and that he has read, understands and fully and voluntarily accepts the terms of this Agreement.
     (e) The Executive acknowledges that he understands that he may revoke this Agreement at any time during the seven (7) calendar day period after he has signed it. The Executive’s revocation, if any, must be delivered to John D. Ferguson before the eighth (8th) day following his execution of this Agreement.
     5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.
     6. Headings. Section headings are for convenience or reference only and shall not be used to construe the meaning of any provision in this Amendment.
     7. Governing Law. The validity, interpretation and effect of this Amendment shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.
     8. Severability. Should any part of this Amendment be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion.
     9. Successors. This Amendment shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.
     10. Waivers. No waivers of any breach of any of the terms or conditions of this Amendment shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.
CORRECTIONS CORPORATION OF AMERICA

By: /s/ John D. Ferguson
Name: John D. Ferguson
Title: Chief Executive Officer and President

/s/ Kenneth A. Bouldin

Kenneth A. Bouldin

Schedule A
Vesting Schedule

Grant Date	Number of Shares Subject to Options	Vesting Date
2/16/2005	22,500	2/16/2008 (1)

2/16/2006	21,500	2/15/2008

(1)	These shares are vested, but remain subject to the terms of that certain Resale Restriction Agreement, dated as of December 19, 2005, between the Company and the Executive.